Exhibit 99.1

For Immediate Release	Symbol: POT
January 28, 2010
Listed: TSX, NYSE
PotashCorp Reports Fourth-Quarter Earnings of $0.80 per Share
Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter earnings of $0.80 per share1 ($243.6 million), which compared to $2.56 per share ($788.0 million) in the same period last year. Full-year 2009 earnings of $3.25 per share ($987.8 million) were the third highest in company history but below the record $11.01 per share ($3.5 billion) earned in 2008, reflecting the impact of the global economic downturn – especially on potash sales volumes and prices for potash, phosphate and nitrogen products.
Despite the lowest potash sales volumes since becoming a publicly traded company in 1989, our core nutrient remained the largest driver of gross margin, contributing 74 percent of the $279.6 million generated in fourth-quarter 2009 and 71 percent of the $1.0 billion for the full year. Earnings before interest, taxes, depreciation and amortization2 (EBITDA) totaled $414.2 million for this year’s fourth quarter and $1.5 billion for the year, while cash flow prior to working capital changes2 was $503.5 million for the quarter and $1.4 billion for the year. With the substantial decline in global fertilizer demand, both measures trailed the performance of the previous year.
Our offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Israel Chemicals Ltd. (ICL) in Israel contributed $53.4 million in other income during the fourth quarter of 2009. For the full year, our investments in these companies, along with our position in Sinofert Holdings Limited (Sinofert) in China, provided $205.4 million in other income. The market value of our investments in these publicly traded companies was $7.4 billion as of market close on January 27, 2010, equating to approximately $24 per PotashCorp share.
“The fertilizer industry, like many other businesses, felt the impact of the global economic downturn in 2009,” said PotashCorp President and Chief Executive Officer Bill Doyle. “While our earnings were well below our company’s potential, we remain committed – as we have been for decades – to strategies that protect the long-term value of our assets. These include the continued expansion of our potash capacity and matching production to market demand. Our approach comes from enduring confidence that the world needs more food for its growing population, and we must be prepared to respond.”
Market Conditions
In sharp contrast to the close of 2008, when economic uncertainty led farmers to become extremely cautious, the fourth quarter of 2009 reflected the beginning of the recovery in fertilizers. Strong crop margins – the result of improving commodity prices and lower input costs – appeared to refocus farmers and fertilizer dealers on the need to address nutrient shortfalls in the soils and the distribution chain created by nearly 18 months of limited fertilizer purchasing. This was most apparent in North America as farmers, although limited by a shortened fertilizer application window resulting from a delayed harvest, began returning to more normal application rates.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 — 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

While demand in potash markets began to show signs of improvement during the quarter, buyers were resistant to commit to inventory restocking and prices moved lower. Domestic shipments from North American producers were up 10 percent over the fourth quarter of 2008, as fertilizer buyers responded to immediate demand from farmers. Offshore, India continued to receive contracted volumes from global potash suppliers and Brazilian customers purchased product to meet their immediate needs. After almost a full year without a contract, China reached a settlement at year-end with a major global potash supplier, and this appeared to renew buyer confidence that further downside pricing risk was limited. As the quarter closed, buyers in several markets were beginning to address their product needs.
Phosphate fourth-quarter sales volumes to North American and offshore markets approached historical levels, due to strong crop economics, low producer inventories and limited perceived pricing risk. In nitrogen, improved demand in the quarter for agricultural and industrial products resulted in US sales volumes increasing compared to the same period last year. Prices for both nutrients remained well below those of the previous year, but were moved up compared to the trailing quarter by higher input costs and strong demand.
Potash
Potash gross margin of $206.2 million for the fourth quarter and $730.4 million for the full year was significantly below the $744.8 million and the record $3.1 billion earned in the same periods of 2008. These results reflected lower prices and an unprecedented decline in sales volumes.
Fourth-quarter sales of 1.1 million tonnes represented more than one-third of our 2009 total of 3.0 million tonnes. This was 23 percent lower on a quarter-over-quarter basis, but reflected an improvement over the 65 percent decline experienced for the full year. We shipped 0.5 million tonnes to North American customers, a 30 percent increase over the same period last year, and 0.6 million tonnes to offshore markets, which was 42 percent below fourth-quarter 2008 levels. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers, sold 36 percent of its volumes to India, 21 percent to Southeast Asia and 9 percent to Brazil; the remaining volumes were sold to other regions.
Average realized prices recalibrated over the course of the year, resulting in a 46 percent decline from the fourth quarter of 2008. Realized prices continued to be impacted by fixed transportation and distribution costs spread over fewer tonnes.
In keeping with our long-held strategy of matching potash production to market demand, we produced 1.1 million tonnes in fourth-quarter 2009, 46 percent less than the 2.1 million tonnes we produced in the same period last year – a comparative total that was unusually low because of work stoppages at three of our Saskatchewan mines in 2008. Potash per-tonne cost of sales in the fourth quarter increased as fixed costs were allocated over fewer tonnes.
Phosphate
Phosphate gross margin of $30.3 million in fourth-quarter 2009 was 73 percent less than the $110.4 million generated in the same quarter of 2008. For the year, phosphate contributed $103.8 million in gross margin, down 91 percent from the record $1.1 billion generated in 2008.
While prices for all product categories were significantly lower in 2009’s fourth quarter, our industrial segment continued to benefit from sales tied to cost-plus or market index provisions that lag current market conditions. Industrial and feed products contributed nearly all of phosphate gross margin in both the quarter and the year, reinforcing the value of our product diversification strategy.

Phosphate demand improved near the end of the year. Quarterly sales volumes were 67 percent higher than those in the slow fourth quarter of 2008, primarily due to improved demand for liquid and solid fertilizers. Total 2009 phosphate sales volumes were 8 percent lower than those in 2008.
Phosphate cost of goods sold declined compared to fourth-quarter 2008 due to lower input costs for sulfur and ammonia.
Nitrogen
Nitrogen generated $43.1 million of gross margin in fourth-quarter 2009 compared to the $17.9 million earned in the final quarter of 2008. For the year, gross margin of $191.8 million was well below the record $737.4 million generated in 2008. Our Trinidad operation, which benefits from long-term, lower-cost natural gas contracts and proximity to the US market, generated $27.1 million in fourth-quarter gross margin and $105.3 million for all of 2009.
Total average realized nitrogen prices for fourth-quarter 2009 were 34 percent below the same quarter last year. Sales volumes were up 7 percent quarter-over-quarter, while full-year 2009 sales were essentially flat compared to 2008 levels.
Our total average natural gas cost, including hedge, was $4.55 per MMBtu for fourth-quarter 2009 and $3.86 per MMBtu for the year, 26 percent and 49 percent lower than in the same periods of 2008, respectively.
Financial
With significantly reduced potash sales volumes and lower profitability, provincial mining and other taxes in fourth-quarter 2009 fell to $12.0 million from $109.0 million in the same period of 2008, and totaled $29.0 million for 2009.
Our expenditures on property, plant and equipment were $573.6 million in fourth-quarter 2009, the majority directed to our brownfield potash capacity expansions. This brought our full-year 2009 capital spending to $1.8 billion.
Outlook
Despite the severe global economic downturn of 2009, the long-term drivers of our business – growth in population and stronger economies in developing nations leading to greater demand for food – remain intact. Global grain consumption rose by 2 percent in 2009, demonstrating the power of these trends. Rising demand for food places pressure on the world’s grain supplies and, as a result, crop prices remain well above historical levels. This has created a favorable situation for many farmers, whose planting decisions are influenced by the ability to generate a return on their investment. We believe crop prices will remain strong over the coming years, providing farmers with the financial incentive to strive for increased production.
This environment is supportive of our business, as the science of food production is inescapable: balanced fertilization is necessary to support healthy plant growth and optimize crop yields. Nutrients in the food supply come from the soil and, following a year of substantially reduced potash and phosphate applications, we believe that farmers now must address the resulting need to sustain future production. Replenishing nutrients in the soil is a long-term exercise. Recognizing the opportunity that comes with strong margins, farmers appear to be gradually returning to normal fertilization practices and are expected to demand more fertilizer in the years ahead.

At PotashCorp, we are preparing to meet rising demand for potash, and understand the importance of capacity being available to meet the world’s growing needs. Developing capacity – brownfield or greenfield – requires significant time, capital and a margin sufficient to justify the investment.
We expect global shipments will be approximately 50 million tonnes in 2010, marking the transition between the historically low levels of 2009 and a return to higher demand in 2011. This will be a significant improvement from 2009 levels but will not address the multi-year process of refilling distributor inventories and soil nutrient levels. Weaker crop margins or delayed buyer engagement could result in potash shipments below the forecast for this year, while stronger crop economics or significant engagement of key markets could raise demand above this level.
Supportive crop prices, improved potash price clarity and an empty supply chain are prompting buyers to begin positioning product in advance of key growing seasons. We expect India to resume potash imports under a new contract in the first half of 2010 and import about 5.5-6.0 million tonnes. In Brazil, where soils are naturally deficient in potassium, the combination of strong crop economics and improved access to credit is expected to push 2010 imports up to 5.5-6.5 million tonnes. Southeast Asian markets are forecast to import 4.0-5.0 million tonnes. We expect China to consume about 8.0-9.0 million tonnes of potash (KCl), including 4.5-5.0 million tonnes of imports. Depending on the extent of farmer engagement in China, buyers there could pursue additional volumes later in 2010.
While these levels would mark an improvement in demand, many of these countries need to further increase food production, especially in light of reduced crop yields in 2009. We believe this will require them to apply more potash to improve the balance with other nutrients.
In North America, our order book suggests a strong start to the year, and spring demand appears to be robust. We anticipate potash demand in the domestic market to be 8.5-9.5 million tonnes.
Based on these conditions, we expect our 2010 potash gross margin to be in the range of $1.4 billion-$1.8 billion and total shipments of 7.0-8.0 million tonnes. With our 2010 potash operational capability expected to be approximately 11.5 million tonnes, we anticipate continued production curtailments.
In our other nutrients, we expect increased demand and higher prices to push 2010 combined phosphate and nitrogen gross margin to $400 million-$500 million.
We expect capital expenditures, excluding capitalized interest, to approximate $1.9 billion in 2010, of which $300 million will be sustaining capital. Depreciation and amortization expense is forecast to be approximately $360 million. Our 2010 annual effective tax rate is expected to be in the range of 24-26 percent. As a result of our significant capital expenditures, provincial mining and other taxes are forecast to approximate 4-6 percent of total potash gross margin for the year. Other income is expected to be in the range of $150 million-$200 million.
With these assumptions, PotashCorp is forecasting 2010 net income per share in the range of $4.00-$5.00, including $0.70-$1.00 in the first quarter.

Conclusion
“We believe the need for more food – and the nutrients to produce it – is irrefutable,” said Doyle. “Even though fertilizer demand can be deferred on a short-term basis, as we saw in 2009, the long-term requirement cannot be denied. We enter 2010 with a sense of optimism, as we look ahead to helping fertilizer dealers and farmers begin replenishing nutrients in the soil and supply chain. We believe this is an opportunity to further demonstrate the strength of our assets, this year and for decades to come.”
Notes
1. All references to per-share amounts pertain to diluted net income per share.
2. See reconciliation and description of non-GAAP measures in the attached section titled “Selected
Non-GAAP Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements. These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2008 under captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Web Site: www.potashcorp.com

PotashCorp will host a conference call on Thursday, January 28, 2010 at 1:00 pm Eastern Time.
To join the call, dial (412) 317-6578 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available at our website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	December 31,	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$385.4	$276.8
Accounts receivable (Note 2)	1,137.9	1,189.9
Inventories	623.5	714.9
Prepaid expenses and other current assets	124.9	85.6

	2,271.7	2,267.2

Property, plant and equipment	6,413.3	4,812.2
Investments	3,760.3	2,750.7
Other assets	359.9	300.2
Intangible assets	20.0	21.5
Goodwill	97.0	97.0

	$12,922.2	$10,248.8

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$728.8	$1,324.1
Accounts payable and accrued charges	779.3	1,183.6
Current portion of derivative instrument liabilities	51.8	108.1

	1,559.9	2,615.8

Long-term debt (Note 3)	3,319.3	1,739.5
Derivative instrument liabilities	123.2	120.4
Future income tax liability	999.3	794.2
Accrued pension and other post-retirement benefits	280.8	253.4
Accrued environmental costs and asset retirement obligations	134.8	133.4
Other non-current liabilities and deferred credits	4.2	3.2

	6,421.5	5,659.9

Shareholders’ Equity
Share capital	1,430.3	1,402.5
Unlimited authorization of common shares without par value; issued and outstanding 295,975,550 and 295,200,987 at December 31, 2009 and 2008, respectively
Contributed surplus	149.5	126.2
Accumulated other comprehensive income	1,648.8	657.9
Retained earnings	3,272.1	2,402.3

	6,500.7	4,588.9

	$12,922.2	$10,248.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Sales (Note 4)	$1,099.1	$1,870.6	$3,976.7	$9,446.5
Less: Freight	60.8	37.7	191.0	324.9
Transportation and distribution	27.1	35.2	128.1	132.4
Cost of goods sold	731.6	924.6	2,631.6	4,081.8

Gross Margin	279.6	873.1	1,026.0	4,907.4

Selling and administrative	50.9	29.8	183.6	188.4
Provincial mining and other taxes	12.0	109.0	29.0	543.4
Foreign exchange gain	(34.1)	(62.8)	(35.4)	(126.0)
Other income (Note 5)	(78.8)	(78.3)	(343.4)	(333.5)

	(50.0)	(2.3)	(166.2)	272.3

Operating Income	329.6	875.4	1,192.2	4,635.1
Interest Expense (Note 6)	40.1	20.6	120.9	62.8

Income Before Income Taxes	289.5	854.8	1,071.3	4,572.3
Income Taxes (Note 7)	45.9	66.8	83.5	1,077.1

Net Income	$243.6	$788.0	987.8	3,495.2

Retained Earnings, Beginning of Year			2,402.3	2,279.6
Repurchase of Common Shares			—	(3,250.3)
Dividends			(118.0)	(122.2)

Retained Earnings, End of Year			$3,272.1	$2,402.3

Net Income Per Share (Note 8)
Basic	$0.82	$2.63	$3.34	$11.37
Diluted	$0.80	$2.56	$3.25	$11.01

Dividends Per Share	$0.10	$0.10	$0.40	$0.40

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Operating Activities
Net income	$243.6	$788.0	$987.8	$3,495.2

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	84.6	80.4	312.1	327.5
Stock-based compensation	3.3	4.1	29.5	36.2
(Gain) loss on disposal of property, plant and equipment and long-term investments	(0.7)	1.2	7.7	(27.1)
Provision for (gain on disposal of) auction rate securities	—	17.5	(115.3)	88.8
Foreign exchange on future income tax	(0.3)	(82.5)	(1.3)	(106.4)
Provision for future income tax	137.4	6.7	203.2	82.2
Undistributed earnings of equity investees	(1.5)	(32.9)	(2.8)	(166.7)
Derivative instruments	8.0	67.1	(62.0)	48.7
Other long-term liabilities	29.1	(0.5)	(8.0)	2.3

Subtotal of adjustments	259.9	61.1	363.1	285.5

Changes in non-cash operating working capital
Accounts receivable	0.2	183.1	53.1	(593.7)
Inventories	17.7	36.1	88.2	(324.4)
Prepaid expenses and other current assets	30.4	10.4	21.2	(23.7)
Accounts payable and accrued charges	16.3	(315.4)	(589.5)	174.3

Subtotal of changes in non-cash operating working capital	64.6	(85.8)	(427.0)	(767.5)

Cash provided by operating activities	568.1	763.3	923.9	3,013.2

Investing Activities
Additions to property, plant and equipment	(573.6)	(427.7)	(1,763.8)	(1,198.3)
Purchase of long-term investments	(3.2)	(116.1)	(3.2)	(445.6)
Proceeds from disposal of property, plant and equipment and long-term investments	3.5	2.3	19.4	43.2
Proceeds from disposal of auction rate securities	—	—	132.5	—
Other assets and intangible assets	(18.0)	(13.5)	(54.1)	(46.6)

Cash used in investing activities	(591.3)	(555.0)	(1,669.2)	(1,647.3)

Cash before financing activities	(23.2)	208.3	(745.3)	1,365.9

Financing Activities
Proceeds from long-term debt obligations	75.0	400.0	4,108.7	400.0
Repayments and finance costs of long-term debt obligations	(269.9)	—	(3,561.3)	(0.2)
Proceeds from (repayments of) short-term debt obligations	237.9	(352.4)	403.2	1,233.9
Dividends	(29.0)	(30.3)	(116.9)	(122.6)
Repurchase of common shares	—	(453.5)	—	(3,356.4)
Issuance of common shares	3.4	5.2	20.2	36.7

Cash provided by (used in) financing activities	17.4	(431.0)	853.9	(1,808.6)

(Decrease) Increase in Cash and Cash Equivalents	(5.8)	(222.7)	108.6	(442.7)
Cash and Cash Equivalents, Beginning of Period	391.2	499.5	276.8	719.5

Cash and Cash Equivalents, End of Period	$385.4	$276.8	$385.4	$276.8

Cash and cash equivalents comprised of:
Cash	$121.6	$29.9	$121.6	$29.9
Short-term investments	263.8	246.9	263.8	246.9

	$385.4	$276.8	$385.4	$276.8

Supplemental cash flow disclosure
Interest paid	$59.3	$31.4	$115.4	$82.8
Income taxes (received) paid	$(98.9)	$74.2	$640.3	$669.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Comprehensive Income (Loss)
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Net of related income taxes)	2009	2008	2009	2008

Net income	$243.6	$788.0	$987.8	$3,495.2

Other comprehensive income (loss)
Net increase (decrease) in unrealized gains on available-for-sale securities (1)	435.2	(934.7)	988.6	(1,336.9)
Net losses on derivatives designated as cash flow hedges (2)	(24.0)	(105.8)	(63.9)	(166.0)
Reclassification to income of net losses (gains) on cash flow hedges (3)	13.2	6.3	53.1	(8.1)
Unrealized foreign exchange gains (losses) on translation of self-sustaining foreign operations	1.1	(7.7)	13.1	(10.0)

Other comprehensive income (loss)	425.5	(1,041.9)	990.9	(1,521.0)

Comprehensive income (loss)	$669.1	$(253.9)	$1,978.7	$1,974.2

(1)	Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities. The amounts are net of income taxes of $NIL (2008 — $(118.5)) for the three months ended December 31, 2009 and $26.5 (2008 — $(61.5)) for the twelve months ended December 31, 2009.

(2)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $(14.4) (2008 — $(76.2)) for the three months ended December 31, 2009 and $(38.7) (2008 — $(100.8)) for the twelve months ended December 31, 2009.

(3)	Net of income taxes of $7.9 (2008 — $1.1) for the three months ended December 31, 2009 and $32.2 (2008 — $(4.8)) for the twelve months ended December 31, 2009.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	December 31,	December 31,
(Net of related income taxes)	2009	2008

Net unrealized gains on available-for-sale securities (1)	$1,750.4	$761.8
Net unrealized losses on derivatives designated as cash flow hedges (2)	(111.4)	(100.6)
Unrealized foreign exchange gains (losses) on translation of self-sustaining foreign operations	9.8	(3.3)

Accumulated other comprehensive income	$1,648.8	$657.9
Retained earnings	3,272.1	2,402.3

Accumulated Other Comprehensive Income and Retained Earnings	$4,920.9	$3,060.2

(1)	$1,900.8 before income taxes (2008 — $885.7).

(2)	$(177.6) before income taxes (2008 — $(160.2)).
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.	Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those used in the preparation of the 2008 annual consolidated financial statements, except as described below.
These unaudited condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2008 annual consolidated financial statements. In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information.
Change in Accounting Policy
Effective January 1, 2009, the company adopted amended accounting standards on goodwill and intangible assets as well as amendments to standards which previously permitted the deferral of costs that did not meet the definition of an asset. The implementation of these standards did not have a material impact on the company’s consolidated financial statements.
2.	Accounts Receivable

	December 31,	December 31,
	2009	2008

Trade accounts — Canpotex	$164.3	$691.2
— Other	264.4	342.7
Less allowance for doubtful accounts	(8.4)	(7.7)

	420.3	1,026.2
Income taxes receivable	287.4	—
Provincial mining and other taxes receivable	234.6	—
Margin deposits on derivative instruments	108.9	91.1
Other non-trade accounts	86.7	72.6

	$1,137.9	$1,189.9

3.	Long-Term Debt
On May 1, 2009, the company closed the issuance of $500.0 of 5.250 percent senior notes due May 15, 2014 and $500.0 of 6.500 percent senior notes due May 15, 2019. In addition, on September 28, 2009, the company closed the issuance of $500.0 of 3.750 percent senior notes due September 30, 2015 and $500.0 of 4.875 percent senior notes due March 30, 2020. The debt securities were issued under the company’s US shelf registration statement filed on December 12, 2007.
In December 2009, the company replaced its $1,850.0 and $180.0 credit facilities with a $2,500.0 credit facility that matures December 11, 2012. During the three months ended December 31, 2009, the company received proceeds from its long-term credit facilities of $75.0, and made repayments of $255.0 under these facilities. During the twelve months ended December 31, 2009, the company received proceeds of $2,130.0 and made repayments of $3,530.0 under these facilities. At December 31, 2009, no amounts were outstanding under the credit facilities.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.	Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$412.5	$362.4	$324.2	$—	$1,099.1
Freight	24.4	25.1	11.3	—	60.8
Transportation and distribution	10.9	3.1	13.1	—	27.1
Net sales — third party	377.2	334.2	299.8	—
Cost of goods sold	171.0	303.9	256.7	—	731.6
Gross margin	206.2	30.3	43.1	—	279.6
Depreciation and amortization	13.5	43.9	24.9	2.3	84.6
Inter-segment sales	—	—	21.9	—	—

	Three Months Ended December 31, 2008

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$932.2	$505.3	$433.1	$—	$1,870.6
Freight	15.7	11.9	10.1	—	37.7
Transportation and distribution	6.9	14.2	14.1	—	35.2
Net sales — third party	909.6	479.2	408.9	—
Cost of goods sold	164.8	368.8	391.0	—	924.6
Gross margin	744.8	110.4	17.9	—	873.1
Depreciation and amortization	16.3	36.1	26.0	2.0	80.4
Inter-segment sales	—	0.7	28.2	—	—

	Twelve Months Ended December 31, 2009

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,315.8	$1,374.4	$1,286.5	$—	$3,976.7
Freight	58.5	83.4	49.1	—	191.0
Transportation and distribution	35.3	37.9	54.9	—	128.1
Net sales — third party	1,222.0	1,253.1	1,182.5	—
Cost of goods sold	491.6	1,149.3	990.7	—	2,631.6
Gross margin	730.4	103.8	191.8	—	1,026.0
Depreciation and amortization	40.1	163.9	99.2	8.9	312.1
Inter-segment sales	—	—	66.0	—	—

	Twelve Months Ended December 31, 2008

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$4,068.1	$2,880.7	$2,497.7	$—	$9,446.5
Freight	167.3	101.1	56.5	—	324.9
Transportation and distribution	42.1	39.4	50.9	—	132.4
Net sales — third party	3,858.7	2,740.2	2,390.3	—
Cost of goods sold	803.2	1,625.7	1,652.9	—	4,081.8
Gross margin	3,055.5	1,114.5	737.4	—	4,907.4
Depreciation and amortization	82.0	140.5	97.1	7.9	327.5
Inter-segment sales	—	23.1	173.6	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
5.	Other Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Share of earnings of equity investees	$33.5	$62.8	$133.7	$255.8
Dividend income	19.9	43.0	71.7	107.0
(Provision for) gain on disposal of auction rate securities	—	(17.5)	115.3	(88.8)
Other	25.4	(10.0)	22.7	34.2
Gain on forward purchase contract for shares in Sinofert	—	—	—	25.3

	$78.8	$78.3	$343.4	$333.5

In April 2009, the company recognized a gain on the disposal of auction rate securities of $115.3 due to the settlement of a claim the company filed in an arbitration proceeding against an investment firm that purchased auction rate securities with a par value of $132.5 for the company’s account without the company’s authorization. The investment firm paid the company the full par value of $132.5 in exchange for the transfer of the auction rate securities to the investment firm. The company retained all interest paid and accrued on these securities through the date of the transfer of the securities to the investment firm. The company was also reimbursed by the investment firm for $3.0 of the company’s legal costs. Prior to the settlement, the company had recognized in net income a loss of $115.3 related to these unauthorized securities placed in its account.
6.	Interest Expense

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Interest expense on
Short-term debt	$9.2	$11.5	$26.5	$28.5
Long-term debt	53.3	23.6	173.1	94.9
Interest capitalized to property, plant and equipment	(21.4)	(10.8)	(68.2)	(42.9)
Interest income	(1.0)	(3.7)	(10.5)	(17.7)

	$40.1	$20.6	$120.9	$62.8

7.	Income Taxes
The company’s income tax provision was $45.9 for the three months ended December 31, 2009 as compared to $66.8 for the same period last year. For the twelve months ended December 31, 2009, the company’s income tax provision was $83.5 (2008 — $1,077.1). The effective tax rate for the three and twelve months ended December 31, 2009 was 16 percent and 8 percent, respectively, compared to 8 percent and 24 percent, respectively, for the three and twelve months ended December 31, 2008.
The provision for the twelve months ended December 31, 2009 included:
•	A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal restructuring during the first quarter.

•	A current income tax recovery of $47.6 recorded in the first quarter that related to an increase in permanent deductions in the US from prior years. The recovery had a positive impact on cash.

•	A future income tax expense of $24.4 related to a second-quarter functional currency election by the parent company for Canadian income tax purposes.

•	In the fourth quarter, a current income tax expense of $8.6 related to currency fluctuations on the repayment of intercompany debt.

•	The benefit of a lower percentage of consolidated income earned in higher-tax jurisdictions.
The provision for the twelve months ended December 31, 2008 included:
•	The benefit of a scheduled one and a half percentage point reduction in the Canadian federal income tax rate applicable to resource companies along with the elimination of the one percent surtax that became effective at the beginning of the year.

•	In the third quarter of 2008, a current income tax recovery of $29.1 was recorded that related to an increase in permanent deductions in the US from prior years. This was in addition to the future income tax recovery of $42.0 recorded during the first quarter of 2008 that related to an increase in permanent deductions in the US from prior years.

•	No tax expense on the $25.3 gain recognized in the first quarter that resulted from the change in fair value of the forward purchase contract for shares in Sinofert Holdings Limited (“Sinofert”) as the gain was not taxable.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2009
(in millions of US dollars except share and per-share amounts)
(unaudited)
8.	Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2009 of 295,915,000 (2008 — 299,819,000). Basic net income per share for the twelve months ended December 31, 2009 is calculated on the weighted average shares issued and outstanding for the period of 295,580,000 (2008 — 307,480,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2009 was 304,350,000 (2008 — 307,511,000) and for the twelve months ended December 31, 2009 was 303,943,000 (2008 — 317,438,000).
9.	Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Potash Operating Data
Production (KCl Tonnes — thousands)	1,113	2,079	3,405	8,697
Shutdown weeks	36.1	23.6	152.8	49.9
Sales (tonnes — thousands)
Manufactured Product
North America	494	379	1,093	2,962
Offshore	612	1,058	1,895	5,585

Manufactured Product	1,106	1,437	2,988	8,547

Potash Net Sales
(US $ millions)
Sales	$412.5	$932.2	$1,315.8	$4,068.1
Less: Freight	24.4	15.7	58.5	167.3
Transportation and distribution	10.9	6.9	35.3	42.1

Net Sales	$377.2	$909.6	$1,222.0	$3,858.7

Manufactured Product
North America	$195.3	$280.4	$506.8	$1,307.5
Offshore	176.0	617.3	698.9	2,526.8
Other miscellaneous and purchased product	5.9	11.9	16.3	24.4

Net Sales	$377.2	$909.6	$1,222.0	$3,858.7

Potash Average Price per MT
North America	$395.54	$740.48	$463.74	$441.38
Offshore	$287.63	$583.27	$368.84	$452.43

Manufactured Product	$335.83	$624.70	$403.56	$448.60

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	413	338	1,505	1,873
P2O5 Operating Rate	77%	59%	70%	82%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	263	173	791	893
Fertilizer — Solid phosphates	305	80	1,182	1,069
Feed	135	102	531	654
Industrial	151	157	551	706

Manufactured Product	854	512	3,055	3,322

Phosphate Net Sales
(US $ millions)
Sales	$362.4	$505.3	$1,374.4	$2,880.7
Less: Freight	25.1	11.9	83.4	101.1
Transportation and distribution	3.1	14.2	37.9	39.4

Net Sales	$334.2	$479.2	$1,253.1	$2,740.2

Manufactured Product
Fertilizer — Liquid phosphates	$79.4	$175.7	$235.2	$734.6
Fertilizer — Solid phosphates	91.7	83.1	354.2	996.8
Feed	58.8	96.8	260.0	492.9
Industrial	100.1	116.9	386.6	471.0
Other miscellaneous and purchased product	4.2	6.7	17.1	44.9

Net Sales	$334.2	$479.2	$1,253.1	$2,740.2

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$302.22	$1,016.58	$297.53	$823.17
Fertilizer — Solid phosphates	$300.95	$1,041.79	$299.51	$932.44
Feed	$434.50	$948.20	$489.78	$753.90
Industrial	$659.90	$744.85	$701.62	$666.97

Manufactured Product	$386.23	$923.51	$404.60	$811.50

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Nitrogen Operating Data
Production (N Tonnes — thousands)	613	617	2,551	2,780
Average Natural Gas Production Cost per MMBtu	$4.55	$6.16	$3.86	$7.54
Sales (tonnes — thousands)
Manufactured Product
Ammonia	354	395	1,740	1,794
Urea	341	279	1,433	1,186
Nitrogen solutions/Nitric acid/Ammonium nitrate	437	381	1,794	2,062

Manufactured Product	1,132	1,055	4,967	5,042

Fertilizer sales tonnes	446	353	2,084	1,794
Industrial/Feed sales tonnes	686	702	2,883	3,248

Manufactured Product	1,132	1,055	4,967	5,042

Nitrogen Net Sales
(US $ millions)
Sales	$324.2	$433.1	$1,286.5	$2,497.7
Less: Freight	11.3	10.1	49.1	56.5
Transportation and distribution	13.1	14.1	54.9	50.9

Net Sales	$299.8	$408.9	$1,182.5	$2,390.3

Manufactured Product
Ammonia	$106.3	$176.4	$425.3	$999.5
Urea	101.4	104.6	416.6	633.1
Nitrogen solutions/Nitric acid/Ammonium nitrate	66.4	108.3	284.3	577.9
Other miscellaneous and purchased product	25.7	19.6	56.3	179.8

Net Sales	$299.8	$408.9	$1,182.5	$2,390.3

Fertilizer net sales	$104.4	$119.9	$492.3	$809.6
Industrial/Feed net sales	169.7	269.4	633.9	1,400.9
Other miscellaneous and purchased product	25.7	19.6	56.3	179.8

Net Sales	$299.8	$408.9	$1,182.5	$2,390.3

Nitrogen Average Price per MT
Ammonia	$300.27	$447.13	$244.43	$557.05
Urea	$297.25	$374.54	$290.64	$533.77
Nitrogen solutions/Nitric acid/Ammonium nitrate	$152.00	$283.95	$158.50	$280.34

Manufactured Product	$242.14	$368.95	$226.73	$438.43

Fertilizer average price per MT	$234.18	$339.39	$236.25	$451.19
Industrial/Feed average price per MT	$247.31	$383.83	$219.85	$431.37

Manufactured Product	$242.14	$368.95	$226.73	$438.43

Exchange Rate (Cdn$/US$)

	2009	2008

December 31	1.0466	1.2246
Fourth-quarter average conversion rate	1.0654	1.1538

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA, ADJUSTED EBITDA AND EBITDA MARGIN
Set forth below are reconciliations of “EBITDA” and “adjusted EBITDA” to net income, and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Net income	$243.6	$788.0	$987.8	$3,495.2
Income taxes	45.9	66.8	83.5	1,077.1
Interest expense	40.1	20.6	120.9	62.8
Depreciation and amortization	84.6	80.4	312.1	327.5

EBITDA	414.2	955.8	1,504.3	4,962.6
Provision for (gain on disposal of) auction rate securities	—	17.5	(115.3)	88.8

Adjusted EBITDA	$414.2	$973.3	$1,389.0	$5,051.4

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, certain gains and losses on disposal of assets, and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments and certain gains and losses on disposal of assets. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Sales	$1,099.1	$1,870.6	$3,976.7	$9,446.5
Freight	(60.8)	(37.7)	(191.0)	(324.9)
Transportation and distribution	(27.1)	(35.2)	(128.1)	(132.4)

Net sales	1,011.2	1,797.7	3,657.6	8,989.2

Net income as a percentage of sales	22.2%	42.1%	24.8%	37.0%
EBITDA margin	41.0%	53.2%	41.1%	55.2%
EBITDA margin is calculated as EBITDA divided by net sales (sales less freight and transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight and transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of operations.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.	CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Cash flow prior to working capital changes (1)	$503.5	$849.1	$1,350.9	$3,780.7

Changes in non-cash operating working capital
Accounts receivable	0.2	183.1	53.1	(593.7)
Inventories	17.7	36.1	88.2	(324.4)
Prepaid expenses and other current assets	30.4	10.4	21.2	(23.7)
Accounts payable and accrued charges	16.3	(315.4)	(589.5)	174.3

Changes in non-cash operating working capital	64.6	(85.8)	(427.0)	(767.5)

Cash provided by operating activities	$568.1	$763.3	$923.9	$3,013.2
Additions to property, plant and equipment	(573.6)	(427.7)	(1,763.8)	(1,198.3)
Other assets and intangible assets	(18.0)	(13.5)	(54.1)	(46.6)
Changes in non-cash operating working capital	(64.6)	85.8	427.0	767.5

Free cash flow (2)	$(88.1)	$407.9	$(467.0)	$2,535.8

(1)	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.